PROSPECTUS SUPPLEMENT NO. 1                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)   Registration Statement No. 333- 108544



                             SEALED AIR CORPORATION

                        6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004 and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 13, 2004

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders", beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                   COMMON STOCK                      COMMON STOCK TO
                                                   BENEFICIALLY                      BE BENEFICIALLY
                                                   OWNED AS OF       COMMON STOCK      OWNED AFTER      PERCENTAGE OF
                                                  February 13,     OFFERED IN THIS         THIS          ALL COMMON
                     NAME                            2004 (1)       PROSPECTUS (1)     OFFERING (1)       STOCK (2)

Allstate Insurance Company (3)                         28,571            28,571              --                --
Allstate Life Insurance Company (3)                    35,714            35,714              --                --
Citigroup Global Markets Inc. (4)                      73,285            73,285              --                --
CNH CA Master Account, L.P. (5)                        35,714            35,714              --                --
UBS O'Connor LLC F/B/O O'Connor Global
    Convertible Arbitrage Master Limited              557,142           557,142              --                --
                                          TOTAL     6,131,661         6,131,661              --                --
________________

   1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of February 13, 2004, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

   2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of February 13, 2004 and assuming all the Notes beneficially owned by such selling stockholder as of February 13, 2004, have been converted.

   3.    We have been advised that these companies are subsidiaries of The
         Allstate Corporation.

   4. We have been advised that Citigroup Global Markets Inc. is an indirect wholly owned subsidiary of Citigroup Inc.

   5.    We have been advised Messrs. Robert Krail, Mark Mitchell and Todd
         Pulvino may be deemed the beneficial owner of these shares by virtue of their control of CNH Partners LLC, which has voting control and investment discretion with respect to these shares.